FOR IMMEDIATE RELEASE

                                                         CONTACT: James Spiezio
                                                       Beacon Power Corporation
                                                                   978-694-9121
                                                        spiezio@beaconpower.com


     BEACON POWER TO ACQUIRE NXTPHASE AND THE COMBINED COMPANIES TO RECEIVE
                           EQUITY INVESTMENT OF $4.4M


WILMINGTON, Mass. - April 25, 2005 - Beacon Power Corporation (Nasdaq: BCON), a company that designs advanced products for electric power and grid voltage and frequency regulation, today announced that it has entered into an agreement to acquire NxtPhase T&D Corporation, a privately held Canadian supplier of digital and fiber optic products for electric power and grid monitoring and control.

Under the agreement, at closing, Beacon will acquire NxtPhase for approximately
15.7 million new common shares of Beacon (subject to adjustment as described in the agreement), which will be distributed to NxtPhase investor shareholders. Also, immediately after closing, Beacon will grant restricted stock units covering approximately 2.7 million new common shares of Beacon to the NxtPhase employees. As of April 22, 2005, the closing bid price of Beacon Power shares on Nasdaq was $0.84 per share. The proposed acquisition of NxtPhase is subject to regulatory approval and Beacon and NxtPhase shareholder approval. This agreement results from introductions made by Perseus, L.L.C.

An aggregate of $4.4 million of equity financing has also been committed to Beacon and to NxtPhase by a fund affiliated with Perseus. Perseus has committed to invest $2.9 million in Beacon to fund operations, in exchange for approximately 3.5 million newly issued Beacon common shares. Perseus has also committed $1.5 million of equity financing to fund NxtPhase operations during and after the acquisition. Beacon has agreed to issue warrants covering up to
1.22 million shares to Perseus, exercisable at $1.01 per share. In addition, Perseus has paid $100,000 to Beacon Power to extend by two years (until May 23, 2007) preexisting warrants that are already held by Perseus, covering 1,333,333 Beacon shares at an exercise price of $2.25 per share. Perseus, NxtPhase, and Beacon Power are affiliates of one another.

Bill Capp, Beacon Power president and CEO, said, "The acquisition of NxtPhase, a leading supplier of advanced grid electronics, is consistent with our commitment to provide the most innovative solutions for today's electrical grid. Both Beacon and NxtPhase share a common vision, with complementary technologies and cultures. We believe the two companies will be stronger as a combined entity in terms of customer base, market access, technology portfolio, product development opportunities, and outside investment potential. This acquisition will bring an immediate increase to Beacon's revenue and, we believe, lead to greater shareholder value."

Andrea Johnston, NxtPhase president and CEO, added, "With the challenges facing grid operators today, we are convinced that utilities will be looking to invest in new technology to maintain stable and reliable operation and expand throughput capacity. Joining forces with Beacon Power allows us to bring together some of these best-in-class technologies to deliver better-performing, more cost-effective solutions. We are supportive of the strategic vision and look forward to the expanded capital market access and appeal that the combined company will offer."

John Fox, Perseus managing director and NxtPhase board member, remarked, "The global electric power infrastructure requires a technology overhaul. We are committed to funding strong companies that can offer innovative solutions to serve this sector, and, in so doing, build the foundation for a solid long-term investment."

NxtPhase has sold products to more than 100 electric utility customers in North America and Europe, providing advanced systems for measurement, protection and control applications through direct market channels and OEM relationships. The Company manufactures and markets optical sensors to measure current and voltage, protective relays and digital fault recorders - all key components for reliable electrical grid operation. Current and voltage sensors provide the fundamental source information for all control functions and bulk power financial transactions. NxtPhase optical sensors make fiber optic-based measurements and offer significant improvements in accuracy, installed cost, environmental performance and safety as compared to conventional sensors. NxtPhase sensors are gaining market acceptance and are protected by a portfolio of more than 20 owned or licensed patents.

Headquartered in Vancouver, British Columbia, NxtPhase has sales and manufacturing operations in the U.S. and Canada. NxtPhase (including its predecessor) recorded 2004 revenues of more than $3 million. Following the acquisition, NxtPhase will operate as a wholly owned subsidiary of Beacon Power and will retain the well-established NxtPhase brand name.

About NxtPhase T&D Corporation
NxtPhase T&D Corporation develops, manufactures, and markets optical sensors and digital protection and recording solutions that are designed to improve the way high-voltage electric power is managed in a competitive electric power industry. Optical current and voltage sensing products offer more accurate digital information, broader dynamic range, wider bandwidth, improved safety, and significant environmental benefits compared with conventional technologies. Digital recorders provide operators with information required to improve grid reliability and to better understand the causes of and to protect against blackouts. NxtPhase T&D Corporation is a privately held company with sales and manufacturing operations in the U.S. and Canada. For more information, visit www.nxtphase.com.

About Perseus, L.L.C.
Perseus, L.L.C. is a merchant bank and private equity fund management company with offices in Washington, D.C. and New York City. Perseus generally invests in companies in which it can participate in the company's strategic planning, operations and development and thereby add significant value to the investment. In particular, Perseus invests in companies that have unique strategic characteristics i.e., proprietary intellectual property, powerful brands, distinctive content or a highly skilled work force. Perseus and its affiliates manage several investment funds with total commitments in excess of $2.0 billion. All references in this press release to Perseus are intended to refer to affiliates of Perseus, L.L.C.

About Beacon Power Corporation
Beacon Power Corporation designs sustainable energy storage and power conversion solutions that would provide reliable electric power for the utility, renewable energy, and distributed generation markets. Beacon's Smart Energy Matrix is a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution that would provide sustainable power quality services for frequency regulation, and support the demand for reliable, distributed electrical power. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of
1995:
Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation's expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; limited commercial contracts for sales to date; little experience managing operations in geographically dispersed locations; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell or in which it operates, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the recent volatility in the stock price of companies operating in the same sector; the difficulties that often arise in integrating operations of companies after a merger or acquisition; the power of controlling shareholders and the limited ability of others to influence the outcome of matters put to the vote of shareholders. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation's filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.